SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement ☐ Definitive Additional Materials ☐ Soliciting Material under Rule 14a-12

APP PHARMACEUTICALS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

APP PHARMACEUTICALS, INC.

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

Dear Stockholders:

We cordially invite you to attend the 2007 Annual Meeting of Stockholders of APP Pharmaceuticals, Inc., to be held at the Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 at 11 a.m. Pacific Standard Time (registration will begin at 10:30 a.m.), on December 19, 2007, for the following purposes:

1. Election of Directors. To elect directors to hold office until the 2008 Annual Meeting of Stockholders, or until their successors are duly elected and qualified.

2. Ratification and Approval of the Appointment of Independent Auditors. To ratify and approve the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2007.

3. Other Business. To transact such other business as may properly come before the 2007 Annual Meeting and any adjournment or postponement thereof.

The above items of business are more fully described in the accompanying proxy statement which is attached to this notice. Stockholders who owned stock of APP Pharmaceuticals, Inc. at the close of business on November 13, 2007 may attend and vote at the meeting.

Whether or not you plan to attend the 2007 Annual Meeting in person, you are urged to vote as promptly as possible to ensure your representation and the presence of a quorum at the 2007 Annual Meeting. Instructions are set forth on the enclosed proxy card. Stockholders may vote their shares by marking, signing, dating and returning the proxy card in the enclosed postage-prepaid envelope. If you send in your proxy card and then decide to attend the 2007 Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

We look forward to seeing you at the meeting.

Sincerely,

Dr. Patrick Soon-Shiong

Chairman and Chief Executive Officer

Los Angeles, CA

December 7, 2007

APP PHARMACEUTICALS, INC.

1501 East Woodfield Road Suite 300 East

Schaumburg, IL 60173

PROXY STATEMENT

General Information

This proxy statement is furnished to the stockholders of APP Pharmaceuticals, Inc. in connection with the solicitation by our board of directors of proxies in the accompanying form for use in voting at the 2007 Annual Meeting of Stockholders (the “2007 Annual Meeting”) and at any adjournment or postponement thereof. Our 2007 Annual Meeting will be held on December 19, 2007, at the Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401 at 11 a.m. Pacific Standard Time, and any adjournment or postponement thereof. The shares represented by the proxies received by us properly marked, dated, executed and not revoked will be voted at the 2007 Annual Meeting.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the attention of our Corporate Secretary or by attending the 2007 Annual Meeting and voting in person. Attendance at the 2007 Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

Solicitation and Voting Procedures

This proxy statement and the accompanying proxy card were first sent by mail to stockholders on or about December 7, 2007. The costs of this solicitation are being borne by us. We may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding proxy material to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone, fax or telegram.

The close of business on November 13, 2007 has been fixed as the record date (the “Record Date”) for determining the holders of shares of our common stock entitled to notice of and to vote at the 2007 Annual Meeting. As of the close of business on the Record Date, we had approximately 159,959,176 shares of common stock outstanding and entitled to vote at the 2007 Annual Meeting. Holders of common stock on the Record Date will vote at the 2007 Annual Meeting as a single class on all matters, with each holder of common stock entitled to one vote per share held.

A majority of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at the 2007 Annual Meeting. For the election of directors, the candidates receiving the greatest number of affirmative votes will be elected, provided a quorum is present and voting. The affirmative vote by holders of a majority of the outstanding shares of our common stock present, in person or represented by proxy, at the 2007 Annual Meeting shall be required to approve Proposal No. 2 being submitted to the stockholders for their consideration.

Under the General Corporation Law of the State of Delaware, an abstaining vote and a broker “non-vote” are counted as present and therefore are included for purposes of determining whether a quorum is present at a meeting. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on the election of directors or issues requiring approval of a majority of the shares of common stock entitled to vote and therefore do not have the effect of votes in opposition in such tabulations. With respect to Proposal No. 2, which requires the affirmative vote of a majority of the common stock present and entitled to vote, broker “non-votes” have no effect. Because abstentions will be included in tabulations of the shares of common stock entitled to vote for purposes of determining whether a proposal has been approved, abstentions have the same effect as negative votes on Proposal No. 2.

Shares of common stock cannot be voted until a signed proxy card is returned. Stockholders may change their vote prior to the meeting by revoking their proxy or by submitting a proxy bearing a later date.

We have retained American Stock Transfer to tabulate votes cast by proxy at the 2007 Annual Meeting and one or more of our officers will tabulate votes cast in person at the 2007 Annual Meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide that the number of directors on the board shall be fixed by our board of directors from time to time. The number of directors will be fixed at six effective as of the 2007 Annual Meeting. The board of directors has nominated (i) Patrick Soon-Shiong, M.D., (ii) Michael D. Blaszyk, (iii) Michael Sitrick, (iv) Joseph M. Pizza, (v) Krishna Gopala and (vi) Stuart DePina for election to the board of directors until the 2008 annual meeting of stockholders or until each of their successors are duly elected and qualified. Dr. Soon-Shiong and Messrs. Blaszyk and Sitrick are each incumbent directors. The proxies for the 2007 Annual Meeting, however, will not be voted for a greater number of persons than the nominees named. Unless individual stockholders specify otherwise, each returned proxy will be voted for the election of the nominees who are listed above.

If any of the nominees named above is unable to serve or declines to serve at the time of the 2007 Annual Meeting, the persons named in the enclosed proxy will exercise discretionary authority to vote for substitutes. The nominees for election have agreed to serve if elected, and our management has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected.

Votes withheld from any nominee are counted for purposes of determining the presence or absence of a quorum. Unless otherwise instructed, the proxy holders will vote the proxies received by them in favor of the election of each of the nominees named above.

Nominees for Directors

Patrick Soon-Shiong, M.D. has served as our Chief Executive Officer since December 2005 and as our Chairman since November 2004. Dr. Soon-Shiong previously served as our Chief Executive Officer and Chairman of the board of directors since our inception in March 1996 to November 2004 and as our President from July 2001 to November 2004. From our inception to August 1997, Dr. Soon-Shiong also served as our Chief Financial Officer. Dr. Soon-Shiong also served as president, chief financial officer and a director of American BioScience, Inc. (“ABI”) from June 1994 until April 2006. Dr. Soon-Shiong also serves as the chief executive officer and chairman of the board of Abraxis BioScience, which was a wholly-owned subsidiary of the Company until its shares were distributed to the Company’s stockholders on November 13, 2007. From June 1994 to June 1998, he served as chief executive officer and chairman of the board of directors of VivoRx, Inc., a biotechnology company. Dr. Soon-Shiong has devoted his career to developing next-generation technologies to treat patients with life-threatening diseases. Dr. Soon-Shiong performed the first encapsulated islet transplant in a diabetic patient and co-invented Abraxane® and our nab™ tumor targeting technology platform. Dr. Soon- Shiong’s research has been recognized by noted organizations with numerous national and international awards such as the Association for Academic Surgery Award for Research, the American College of Surgeons Schering

Scholar, the Royal College Physicians and Surgeons Research Award, the Peter Kiewit Distinguished Membership in Medicine Award, and the International J.W. Hyatt Award for Service to Mankind. Dr. Soon-Shiong received the 2006 Gilda Club Award for the advancement of cancer medicine and is a recipient of a 2007 Ellis Island Medal of Honor. He is a co-inventor of over 50 issued U.S. patents and has published more than 100 scientific papers. Dr. Soon-Shiong holds a degree in medicine from the University of the Witwatersrand and a M.Sc. in science from the University of British Columbia. Dr. Soon-Shiong is a fellow of the American College of Surgeons and the Royal College of Physicians and Surgeons of Canada. Dr. Soon-Shiong serves on the Board of Directors for the National Institute of Transplantation, the Technology Council for the Center for Cancer Nanotechnology Excellence, two advisory boards of the RAND Corporation (the Health Board and the Asia Pacific Policy Board) and the Board of Trustees for the Saint John’s Health Center.

Michael D. Blaszyk has served as a director since August 2006. Mr. Blaszyk is currently the chief financial officer for Catholic Healthcare West. Prior to joining Catholic Healthcare West, Mr. Blaszyk was the senior vice president and chief financial officer for University Hospitals Health System in Cleveland, Ohio. Mr. Blaszyk also previously served as the managing partner of the Northeast region Health Care Provider Consulting Practice for William M. Mercer and the executive vice president at Boston Medical Center. Mr. Blaszyk received his bachelor’s degree in life sciences from Wayne State University and his master’s degree in health services administration from the University of Colorado.

Michael S. Sitrick has served as a director since August 2006. Mr. Sitrick is the founder, chairman and chief executive officer of Sitrick and Company, one of the nation’s leading public relations firms. Prior to forming Sitrick and Company, Mr. Sitrick served as senior vice president—communications for Wickes Companies, Inc. and a member of that company’s senior management group. Before joining Wickes, Mr. Sitrick headed corporate communications for National Can Corporation, was a Group Supervisor for a Chicago public relations firm and served as an assistant director of public information in the Richard J. Daley administration in Chicago. He holds a B.S. degree in Business Administration and Journalism from the University of Maryland, College Park.

Stuart DePina is a nominee for director. Mr. DePina currently is the chief executive officer of Tamarac Inc., a company that has developed the proprietary software application called Advisor™ that provides investment professionals with software tools to automate the process of identifying and maintaining an optimal asset allocation. Prior to Tamarac, Mr. DePina was the chief executive officer of Who’s Calling, Inc. until 2006 and the chief executive officer of xSides Corporation until 2004. Mr. DePina also served as the chief financial officer of Ticketmaster. Prior to Ticketmaster, Mr. DePina was a partner at the accounting firm of KPMG where he managed engagements for both public and privately held clients. Mr. DePina holds a B.S. in Accounting from the University of Texas at Austin.

Joseph M. Pizza is a nominee for director. Since 1981, Mr. Pizza has been the president and chief executive officer of Interchem Corporation, one of the largest importers of raw materials to the pharmaceutical and chemical industries. He holds a B.A. in Economics and a M.B.A in Pharmaceutical Management from Fairleigh Dickinson University.

Krishna Gopalakrishna (Gopala) is a nominee for director. Mr. Gopala has been the chairman of Cafedirect plc, a publicly held company in the United Kingdom, since 2004. Prior to Cafedirect, Mr. Gopala was advisor to several Fortune 100 corporations on value creation strategies, leadership and corporate governance. Mr. Gopala held various leadership positions with Royal Phillips Electronics, including Senior Vice President. He was also chief executive officer Asia Pacific, chief executive officer Americas, and president of international sales for Royal Phillips. Mr. Gopala is an alumnus of the Harvard Business School (Advanced Management Program AMP 157). He holds a Bachelors degree in Physics with honors in Electronics and a M.B.A from James Cook University of North Queensland.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF

THE NOMINEES NAMED ABOVE.

Committees

The board of directors currently has two standing committees: an audit committee and a compensation committee.

Audit Committee. Prior to November 14, 2007, our audit committee was comprised of Kirk Calhoun, David Chen and Leonard Shapiro. Each of these directors resigned from our board to serve on the board of Abraxis BioScience, Inc. (formerly New Abraxis, Inc., or “New Abraxis”), our former wholly-owned subsidiary the shares of which we distributed to our stockholders on November 13, 2007 (the “Spin-Off”). Each of our former audit committee members was an “independent director” as defined in the NASDAQ Marketplace Rules. Following the 2007 Annual Meeting, the audit committee is expected to consist of Michael Blaszyk, Stuart DePina and Joseph Pizza. Michael Blaszyk is currently the chairman of the audit committee.

The audit committee reviews our financial reporting process and the integrity of our financial statements, the system of internal controls, the internal and external audit process, and the process for monitoring compliance with laws and regulations. The audit committee also has the responsibility to review, consider and approve related party transactions.

Compensation Committee. Prior to November 14, 2007, our compensation committee was comprised of Stephen Nimer and David Chen, each of whom was an “independent director”. Drs. Nimer and Chen each resigned from our board of directors on November 13, 2007 in connection with the Spin-Off to serve on the New Abraxis board of directors. Following the 2007 Annual Meeting, the compensation committee is expected to consist of Michael Sitrick and Joseph Pizza. The Compensation Committee’s responsibilities include (i) determining the salary and bonus of corporate officers, including the chief executive officer, and (ii) acting as administrator to our stock incentive plans, and exercising the authority conferred by the board concerning such plans.

Meetings and Attendance

During the year ended December 31, 2006, the board of directors met eleven times. The audit committee held five meetings during the year ended December 31, 2006. The compensation committee held five meetings during the year ended December 31, 2006. In 2006, all directors other than Sir Richard Sykes attended at least 75% of all meetings of the board of directors and the committees on which they served after becoming a member of the board or committee. We and the board expect all directors to attend the annual meetings of stockholders barring unforeseen circumstances or irresolvable conflicts. All members of the board other than Sir Richard Sykes were present at our 2006 annual meeting of stockholders.

Controlled Company Status and Director Independence

Under the NASDAQ Marketplace Rules, we are a “Controlled Company” since our Chief Executive Officer and entities affiliated with him beneficially own approximately 84% of the voting power of our securities. As a Controlled Company, we are exempt from certain NASDAQ listing requirements, including the requirement to have (i) a majority of independent directors, (ii) the compensation of executive officers determined or recommended by a majority of independent directors or a compensation committee comprised solely of independent directors, and (iii) director nominees selected or recommended for the board of directors’ selection either by a majority of independent directors or a nominating committee comprised solely of independent directors.

The board of directors has evaluated the relationships between the directors and us and has determined that Messrs. Blaszyk, Sitrick and DePina are “independent directors” as defined in the NASDAQ Marketplace Rules.

Executive Sessions of Non-Management Directors

The non-management directors of our board meet in executive session, generally at regularly scheduled meetings of the board of directors or at other times as considered necessary or appropriate. A presiding director is chosen by the non-management directors to preside at each meeting and does not need to be the same director at each meeting.

Relationships Among Directors or Executive Officers

Other than Krishna Gopala, who is the husband of our chief financial officer, there are no family relationships among any of our directors or executive officers.

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company, nor has such interlocking relationship existed in the past.

Director Nominations

Our board of directors as a whole considers and evaluates nominations for the board of directors. Our board of directors considers candidates for the board of directors who may be recommended by board members, management, stockholders and other appropriate sources. Although the board of directors has not set forth any specific minimum qualifications that it believes must be met in order for an individual to be nominated for a position on the board of directors, potential nominees should possess sound judgment, business or professional skills and experience, high integrity and the capability and willingness to represent the long-term interests of our stockholders. As a Controlled Company under the NASDAQ Marketplace Rules, we are not required, and do not have, a nominating committee. Accordingly, we do not have a nominating committee charter. Also, as noted above, as a Controlled Company we are exempt from the NASDAQ Marketplace Rules that require nominees for our board of directors be selected or recommended either by a majority of independent directors or a nominating committee comprised solely of independent directors. We have a policy for considering director candidates recommended by stockholders, and in general, candidates recommended by stockholders will be considered on the same basis as candidates from other sources. As set forth in our bylaws, if you wish to recommend a candidate for the board of directors, your recommendation should be submitted in writing to our Secretary on a timely basis. To be timely, a stockholder’s recommendation must be delivered to or mailed and received at our principal executive offices, not less than 45 days nor more than 75 days prior to the anniversary of the date on which we first mailed our proxy materials for the prior year’s annual meeting of stockholders (or the date on which we mail our proxy materials for the current year if the date of the annual meeting was changed more than 30 days from the prior year). All such recommendations may be sent to the attention of our Corporate Secretary at 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173.

Report of the Audit Committee

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The following is the report of the audit committee with respect to our audited financial statements for the fiscal year ended December 31, 2006, which include consolidated balance sheets as of December 31, 2005 and December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three fiscal years for the period ended December 31, 2006, and the notes thereto.

The ultimate responsibility for good corporate governance rests with the board of directors, whose primary roles are oversight, counseling and direction to our management in our best long-term interest and that of our stockholders. The audit committee has been established for the purpose of overseeing our accounting and financial reporting processes, the systems of internal accounting and financial controls and audits of our financial statements.

Until November 13, 2007, the audit committee consisted of Kirk K. Calhoun, David S. Chen and Leonard Shapiro, each of whom were “independent” as currently defined in the NASDAQ Marketplace Rules and resigned in connection with the Spin-Off. Following the 2007 Annual Meeting, our audit committee is expected to consist of Michael Blaszyk, Stuart DePina and Joseph Pizza. Mr. Blaszyk is currently the chairman of the audit committee.

As more fully described in its charter, one of the primary purposes of the audit committee is to assist the board of directors in its general oversight of our financial reporting, internal accounting and financial controls, and audit function.

Management has the primary responsibility for the preparation, presentation and integrity of our financial statements and the reporting process, including the systems of internal controls. We have engaged Ernst & Young LLP (“E&Y”) to perform an independent audit of our financial statements in accordance with generally accepted auditing standards and to issue a report on those statements. The audit committee has ultimate authority and responsibility to select, compensate and evaluate our independent registered public accounting firm.

The audit committee members are not currently professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditors, nor can the audit committee certify that the independent registered public accounting firm is “independent” under applicable rules. The audit committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of information it receives, discussions with management and the external and internal auditors and the experience of the audit committee’s members in business, finance and accounting matters. The audit committee has the authority to engage its own outside advisers, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

In fulfilling its oversight responsibilities, the audit committee:

•	engaged E&Y as our independent registered public accounting firm;

•

discussed with E&Y the overall scope and plan for their annual audit and discussed the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting;

•	reviewed and discussed the scope and results of the internal audit annual plan;

•	reviewed and approved our whistleblower policy and procedures;

•	reviewed with management and E&Y and approved all significant related party transactions and activities;

•	met with representatives of E&Y, without management present, and with management representatives without E&Y present;

•

reviewed and discussed, with management and E&Y, the audited financial statements for the fiscal year ended December 31, 2006, as well as the unaudited financial statements for each of the 2006 fiscal quarters, along with the relevant Management Discussion and Analysis in our annual and quarterly reports on Form 10-K and Form 10-Q before such reports were filed with the Securities and Exchange Commission;

•

discussed with E&Y matters required to be discussed by SAS 61 (Codification of Statements on Accounting Standards) which includes, among other items, matters related to the conduct of the audit of the financial statements;

•	received the written disclosures and letter from E&Y required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees;

•

reviewed periodically with management and E&Y the process and progress related to the documentation, assessment and testing of internal accounting controls in accordance with Section 404 of the Sarbanes-Oxley Act;

•	discussed with representatives of E&Y the independent registered public accounting firm’s independence from us and management; and

•	considered whether E&Y’s provision of non-audit services to us is compatible with maintaining E&Y’s auditor independence.

In accordance with the Sarbanes-Oxley Act, all services to be provided by the independent auditors are subject to pre-approval by the audit committee. These include audit services, audit related services, tax services and other services. In some cases, pre-approval is provided by the full committee for a particular category or group of services, subject to a specific budget. In other cases, the chairman of the audit committee may be delegated authority from the committee to pre-approve services up to preset specified amounts and such pre-approvals are then communicated to the full audit committee at its next scheduled meeting. The Sarbanes-Oxley Act prohibits us from obtaining certain non-audit services from our independent registered public accounting firm to avoid certain potential conflicts of interest. We have not obtained any of these services from E&Y in recent years.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors, and the board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the Securities and Exchange Commission. The audit committee and the board of directors have also recommended, subject to stockholder approval, the selection of E&Y as our independent auditors.

Audit Committee of the Board of Directors

Kirk Calhoun

Leonard Shapiro

David Chen

Compensation of Directors

Directors who are also our employees receive no additional compensation for their services as directors. Our non-employee directors receive cash compensation as follows: (i) an annual retainer of $20,000, (ii) $2,500 for each board meeting attended in person and $500 for each board meeting attended telephonically, (iii) an annual retainer for the Audit Committee Chair of $5,000; (iv) $2,000 for attendance at each audit committee meeting in person and $500 for each audit committee meeting attended telephonically; and (v) $1,000 for attendance at each compensation committee meeting in person and $500 for each compensation committee meeting attended telephonically. Non-employee directors are also reimbursed for travel expenses and other out-of-pocket costs of attending board and committee meetings. In addition, non-employee directors are eligible to receive options and shares of common stock directly under our 2001 non-employee director stock option program established under our 2001 Stock Incentive Plan. Non-employee directors are eligible to be granted an initial option to purchase 7,500 shares of common stock upon their initial appointment to the board of directors with subsequent annual option grants to purchase 10,000 shares of common stock, in both instances at an exercise price per share equal to the fair market value of the common stock at the date of grant. Directors who are also our employees are eligible to receive options and shares of common stock directly under our 2001 Stock Incentive Plan.

The following table sets forth specified information regarding the compensation for 2006 of our directors who were not employees:

Name	Fees Earned ($)	Option Awards ($)(3)	Total ($)
Michael Blaszyk(1)	13,833	11,227	25,060
Kirk Calhoun(2)	52,000	44,909	96,909
David Chen(2)	45,500	141,338	186,838
Stephen Nimer(2)	37,500	141,338	178,838
Leonard Shapiro(2)	43,500	141,338	184,838
Michael Sitrick(1)	13,833	11,227	25,060
Richard Sykes(1)	10,833	11,227	22,060

(1)	Messrs. Blaszyk, Sitrick and Sykes became directors effective August 1, 2006.
(2)	Messrs. Calhoun, Chen, Nimer and Shapiro resigned from our board on November 13, 2007 to join the New Abraxis board.
(3)	The amount shown in this column reflects the compensation expense for outstanding options held by the directors recognized by us in 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. There were no forfeitures by the directors in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K.

The stock option detail for each director is shown in the following table along with the total grant date fair value of the awards computed in accordance with SFAS 123R.

Director	Grant Date	Options Granted (#)	Option Price ($/Sh)	Grant Date Fair Value of Option Awards ($)	Total Options Outstanding (#)
Mr. Blaszyk	8/1/2006	7,500	20.07	80,578	7,500
Mr. Calhoun	8/1/2006	10,000	20.07	107,437	38,750
Dr. Chen	8/1/2006	10,000	20.07	107,437	32,000
Dr. Nimer	8/1/2006	10,000	20.07	107,437	54,500
Mr. Shapiro	8/1/2006	10,000	20.07	107,437	38,750
Mr. Sitrick	8/1/2006	7,500	20.07	80,578	7,500
Mr. Sykes	8/1/2006	7,500	20.07	80,578	7,500

Stockholder Communications with the Board of Directors

Generally, stockholders who have questions or concerns should contact our investor relations department through our website at www.apppharma.com, or by contacting our headquarters at (847) 969-2700. However, stockholders who wish to communicate with our board or any individual director regarding our business should send such communication by mail to the attention of the Corporate Secretary at 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Ernst & Young LLP has served as our independent auditors since our inception in 1996 and has been appointed by our board of directors to continue as our independent auditors for the fiscal year ending December 31, 2007. In the event that ratification of this selection of auditors is not approved by holders of a majority of the shares of common stock voting at the 2007 Annual Meeting in person or by proxy, management and the audit committee of the board of directors will review our future selection of auditors.

A representative of Ernst & Young is expected to be present at the 2007 Annual Meeting. The representative will have an opportunity to make a statement and to respond to appropriate questions.

We have been informed by Ernst & Young that neither Ernst & Young nor any of its members or their associates has any direct financial interest or material indirect financial interest in us.

Audit and Related Fees

Fees for professional services provided by our independent auditors, Ernst & Young, LLP, in each of the last two fiscal years, were as follows:

	Year Ended December 31,
	2006	2005
	(in thousands)
Audit fees	$2,004	$1,290
Audit-related fees	261	122
Tax fees	210	171
All other fees	—	—

Total	$2,475	$1,583

Our audit committee pre-approves all audit and non-audit services provided by our independent auditor, as described in the audit committee’s charter. All of the above fees were billed to us by Ernst & Young for the services categorized above, and all such services were pre-approved by our audit committee. Audit fees included fees associated with the audit of our year-end financial statements (including internal control evaluation and reporting) and the review of documents filed with the Securities and Exchange Commission, including our quarterly reports on Form 10-Q and annual report on Form 10-K. Audit-related fees principally included fees in connection with accounting consultations and the audit of our 401(k) plan. Tax fees included fees for tax compliance, tax advice and tax planning services.

The audit committee considered whether the provision of other non-audit services is compatible with the principal accountants’ independence and concluded that provision of other non-audit services are compatible with maintaining the independence of our external auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE

APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2007.

MANAGEMENT

The following sets forth certain information with respect to our executive officers and key employees as of November 14, 2007.

Name	Age	Position(s)
Patrick Soon-Shiong, M.D.	54	Chairman and Chief Executive Officer

Michael Blaszyk	54	Director

Michael S. Sitrick	59	Director

Lisa Gopalakrishnan (Gopala)	45	Executive Vice President and Chief Financial Officer

Frank Harmon	52	Chief Operating Officer and Executive Vice President

Richard E. Maroun	52	Chief Administrative Officer, General Counsel and Corporate Secretary

Thomas H. Silberg	60	President

Patrick Soon-Shiong, M.D. has served as our Chief Executive Officer since December 2005 and as our Chairman since November 2004. Dr. Soon-Shiong previously served as our Chief Executive Officer and Chairman of the board of directors since our inception in March 1996 to November 2004 and as our President from July 2001 to November 2004. From our inception to August 1997, Dr. Soon-Shiong also served as our Chief Financial Officer. Dr. Soon-Shiong also served as president, chief financial officer and a director of American BioScience, Inc. (“ABI”) from June 1994 until April 2006. Dr. Soon-Shiong also serves as the chief executive officer and chairman of the board of Abraxis BioScience (formerly New Abraxis, Inc., or “New Abraxis”), which was our wholly-owned subsidiary until its shares were distributed to our stockholders on November 13, 2007. From June 1994 to June 1998, he served as chief executive officer and chairman of the board of directors of VivoRx, Inc., a biotechnology company. Dr. Soon-Shiong has devoted his career to developing next-generation technologies to treat patients with life-threatening diseases. Dr. Soon-Shiong performed the first encapsulated islet transplant in a diabetic patient and co-invented Abraxane® and our nab™ tumor targeting technology platform. Dr. Soon-Shiong’s research has been recognized by noted organizations with numerous national and international awards such as the Association for Academic Surgery Award for Research, the American College of Surgeons Schering Scholar, the Royal College Physicians and Surgeons Research Award, the Peter Kiewit Distinguished Membership in Medicine Award, and the International J.W. Hyatt Award for Service to Mankind. Dr. Soon-Shiong received the 2006 Gilda Club Award for the advancement of cancer medicine and is a recipient of a 2007 Ellis Island Medal of Honor. He is a co-inventor of over 50 issued U.S. patents and has published more than 100 scientific papers. Dr. Soon-Shiong holds a degree in medicine from the University of the Witwatersrand and a M.Sc. in science from the University of British Columbia. Dr. Soon-Shiong is a fellow of the American College of Surgeons and the Royal College of Physicians and Surgeons of Canada. Dr. Soon-Shiong serves on the Board of Directors for the National Institute of Transplantation, the Technology Council for the Center for Cancer Nanotechnology Excellence, two advisory boards of the RAND Corporation (the Health Board and the Asia Pacific Policy Board) and the Board of Trustees for the Saint John’s Health Center.

Michael Blaszyk has served as a director since August 2006. He has served as the chief financial officer for Catholic Healthcare West since December 2000. Prior to joining Catholic Healthcare West, Mr. Blaszyk was the senior vice president and chief financial officer for University Hospitals Health System in Cleveland, Ohio from October 1997 to December 2000. Mr. Blaszyk also previously served as the managing partner of the Northeast region Health Care Provider Consulting Practice for William M. Mercer and the executive vice president at Boston Medical Center. Mr. Blaszyk is a director and a member of the audit, executive and compensation committees of Alliant University, a director and member of the finance committee of Aslengion Health System and a director and member of the finance committee for Catholic Health Initiative. Mr. Blaszyk received his bachelor’s degree in life sciences from Wayne State University and his master’s degree in health services administration from the University of Colorado.

Michael S. Sitrick has served as a director since August 2006. He is the founder, chairman and chief executive officer of Sitrick and Company, one of the nation’s leading public relations firms. Prior to forming Sitrick and Company in 1989, Mr. Sitrick served as senior vice president—communications for Wickes Companies, Inc. and a member of that company’s senior management group from 1981 to 1989. Before joining Wickes, Mr. Sitrick headed corporate communications for National Can Corporation, was a Group Supervisor for a Chicago public relations firm and served as an assistant director of public information in the Richard J. Daley administration in Chicago. He holds a B.S. degree in business administration and journalism from the University of Maryland, College Park.

Lisa Gopalakrishnan (Gopala) joined us in July 2006 and was officially appointed as our Executive Vice President and Chief Financial Officer in August 2006. Ms. Gopala oversees and manages all financial aspects of the company, including accounting, strategic planning and analysis, treasury and tax. Ms. Gopala also serves as the executive vice president and chief financial officer of Abraxis BioScience (formerly New Abraxis, Inc.), which was our wholly-owned subsidiary until its shares were distributed to our stockholders on November 13, 2007. From April 2005 to October 2005, Ms. Gopala served as executive vice president and chief financial officer of Intermix Media, Inc., the former holding company of Myspace.com. Prior to Intermix Media, from October 1997 to April 2005, Ms. Gopala was vice president of finance and corporate controller of Ticketmaster, an IAC subsidiary. Ms. Gopala is a certified public accountant and holds a B.S. in business administration from Babson College in Wellesley, Massachusetts.

Frank Harmon currently serves as our Chief Operating Officer and Executive Vice President. From September 2006 until November 2007, Mr. Harmon served as the Chief Operating Officer and Executive Vice President of Abraxis Pharmaceutical Products, which was one of our divisions. He joined us in April 2006 as the executive vice president of global operations. Mr. Harmon oversees global manufacturing operations as well as the corporate quality assurance and quality control and the supply chain organizations as well as Generic Product Development, Regulatory Affairs and Operational Excellence. Prior to joining us, from May 2004 to April 2006, Mr. Harmon was the senior vice president, manufacturing operations for the Sterile Technologies Group at Cardinal Health where he was responsible for multiple sites throughout the United States and Puerto Rico. Mr. Harmon also served as the Corporate Vice President for Manufacturing from January 2003 through May 2004 for Cardinal Health and as Cardinal Heath’s Vice President and General Manager of Operations from March 2000 through January 2003. Mr. Harmon has also served as vice president, biopharmaceutical operations for Aventis Behring. Mr. Harmon earned an MBA from St. Louis University and undergraduate B.S. degrees in biology and chemistry from Western Kentucky University.

Richard E. Maroun has served as our Chief Administrative Officer since April 2006, and has served as our General Counsel and Corporate Secretary since September 2006. From August 2004 to April 2006, Mr. Maroun served as general counsel and vice president of corporate development at ABI. Before joining ABI, Mr. Maroun served as Director, Merrill Lynch Private Wealth Management for four years from 2000 to 2004. Before 2000, Mr. Maroun practiced law in Northern California specializing in business and tax matters and was a senior tax manager with Deloitte & Touche. Mr. Maroun is on the board and a member of the finance and executive committees of Alliant University. Mr. Maroun holds a B.S. in economics from John Carroll University in Cleveland, Ohio, a J.D. from Santa Clara University and an L.L.M in taxation from Boston University.

Thomas H. Silberg has served as President of Abraxis Pharmaceutical Products of Abraxis BioScience from September 2006 to November 2007, when he became our President. He joined us in May 2006 as our executive vice president, commercial operations & operational excellence. Mr. Silberg is responsible for all of our global operations. From March 2004 to June 2005, Mr. Silberg served as chief operating officer of Tercica, Inc., where his direct responsibilities included regulatory, clinical development, medical affairs, manufacturing, quality assurance/quality control, sales and marketing, business development, and project management. Prior to his work at Tercica, Mr. Silberg was executive vice president and chief operating officer of Ligand Pharmaceuticals from March 2001 to May 2003, after serving as senior vice president of commercial operations from January 2000. Mr. Silberg began his career in 1972 with Hoffmann-LaRoche, Inc., where, over a 27-year span he held a variety of positions and rose through the management ranks to vice president of business operations. Mr. Silberg earned a B.S. in marketing and advertising from the University of Minnesota.

The following table shows our key employees as of November 14, 2007:

Name	Position
David Bowman	Vice President—Product Development
Mitchall Clark	Senior Vice President—Global Regulatory Affairs
Katherine Gregory	Vice President—Business Development
Scott W. Meacham	Vice President—Sales and National Accounts
Arthur Pelletier	Vice President—Quality Assurance/Quality Control
Deena Reyes	Vice President—Marketing
Sam Trippie	Senior Vice President—Manufacturing

David Bowman has served as our Vice President of Product Development since December 2006. Prior to joining us, he served as President and CEO of NeuRxus, Inc. from June 2004 to December 2006. From August 2002 to June 2004 he ran global projects for Pharmacia/Pfizer and served as Vice President of Operations for Zonagen, Inc. prior to leaving after 11 years. Mr. Bowman holds a M.P.H. in Toxicology and Laboratory Sciences and a B.S. in Microbiology and Cell & Molecular Biology from the University of Michigan.

Mitchall Clark has served as our Vice President of Regulatory Affairs since April 2006 and at ABI since May 2002. Mr. Clark served as Vice President of Regulatory Affairs at APP from September 1998 to May 2002. From May 1997 to September 1998, Mr. Clark served as senior director of regulatory affairs at VivoRx, Inc. Prior to that, he served as Senior Director of Regulatory Affairs from April 1996 to May 1997 at Faulding, Inc. Mr. Clark holds a B.Pharm. from the University of Nottingham, United Kingdom.

Katherine Gregory was promoted to Vice President of Business Development in May 2006. Ms. Gregory has led our business development department with primary responsibility for the generic product pipeline since our acquisition of the generic assets of Fujisawa USA in June 1998. Ms. Gregory was with Fujisawa USA from September 1991 to June 1998. She holds a B.S. in Business Administration from Brescia University, Owensboro, Kentucky.

Scott W. Meacham has served as our Vice President, Sales and National Accounts since February 2005. In 2004, Mr. Meacham held the position of Vice President, Sales with ReddShell Corporation. From 2001 through 2004, he served as Vice President, National Accounts, US Renal Division, with Baxter Healthcare. Mr. Meacham holds a B.S. degree in Pharmacy from Butler University.

Arthur Pelletier joined the company in September 2006 as the Vice President of Quality Assurance/Quality Control with responsibility for the Quality Programs in all of the operating plants and corporate. Prior to joining our company, Mr. Pelletier held various executive and senior positions in Quality and Manufacturing in companies such as Cardinal Health, Abbott, King Pharmaceuticals and other sterile product oriented companies. He holds a BA in Chemistry from St. Michael’s College, Burlington, Vermont.

Deena Reyes was appointed Vice President of Marketing on March 1, 2004. Ms. Reyes joined us in January 2001 as Director of Marketing. Prior to that Ms. Reyes served as Senior Product Manager for Pharmacia. Ms. Reyes holds a B.S. degree in Molecular, Cellular and Developmental Biology from the University of Colorado and an M.B.A. from St. Louis University.

Sam Trippie was appointed Senior Vice president of Manufacturing in May 2006 after serving as our Vice President of Manufacturing since June 1998. From September 1992 to June 1998, Mr. Trippie served as vice president of manufacturing at Fujisawa USA, Inc., a pharmaceutical company. Prior to that, Mr. Trippie was vice president of manufacturing at Sanofi Animal Health Ltd. and held various positions in quality assurance and manufacturing at Baxter International. Mr. Trippie holds a B.S. in Microbiology from the University of Southwest Louisiana.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of November 13, 2007 by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each of the directors, (iii) each of the named executive officers appearing in the Summary Compensation Table below, and (iv) all of the directors and executive officers as a group based upon information available to us concerning ownership of our common stock on November 13, 2007 (unless another date is indicated).

Name and Address of Beneficial Owner	Number of Common Stock Shares Beneficially Owned (1)	Percent of Class (%)

5% Stockholders

Steven Hassen, Trustee(2) Themba 2005 Trust I 10182 Culver Boulevard Culver City, CA 90232	39,401,105	24.63

Steven Hassen, Trustee(3) Themba 2005 Trust II 10182 Culver Boulevard Culver City, CA 90232	35,901,106	22.44

California Capital Limited Partnership(4) 10182 Culver Boulevard Culver City, CA 90232	36,814,379	23.01

Fifth Third Bancorp(5) Fifth Third Center Cincinnati, OH 45263	8,684,488	5.43

Directors and Named Executive Officers(6)

Patrick Soon-Shiong, M.D.(7)(8)(9)	132,546,386	82.86

Lisa Gopala(10)	8,750	*

Bruce Wendel(11)	22,500	*

Richard Maroun(12)(13)	8,964	*

Carlo Montagner(14)	25,000	*

Michael Blaszyk(15)	2,500	*

Michael Sitrick(16)	2,500	*

All named executive officers and directors as a group (seven persons)(17)	132,616,600	82.91

*	Represents beneficial ownership of less than 1% of issued and outstanding common stock on November 13, 2007
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. The percentage of shares beneficially owned is based on 159,959,176 shares of common stock outstanding as of November 13, 2007. To our knowledge, except as indicated in the footnotes to this table, and subject to applicable community property laws, such persons have sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.
(2)	Themba 2005 Trust I has shared voting power of 39,401,105 shares and has shared dispositive power and is deemed to be the beneficial owner of 39,401,105 shares.

(3)	Themba 2005 Trust II has shared voting power of 35,901,106 shares and has shared dispositive power and is deemed to be the beneficial owner of 35,901,106 shares.
(4)	California Capital Limited Partnership has shared voting power of 36,814,379 shares and has shared dispositive power and is deemed to be the beneficial owner of 36,814,379 shares.
(5)	The amount shown and the following information were provided by Fifth Third Bancorp pursuant to a Schedule 13G filed on February 14, 2007. The Schedule 13G indicated that Fifth Third Bancorp is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 and has indicated that it has sole voting power of 8,684,488 shares and has sole dispositive power of 33,000 shares and is deemed to be the beneficial owner of 8,684,488 shares as a result of acting as an investment adviser to investment companies registered under the Investment Act of 1940 and or employee benefit plans, pension funds, endowment funds or other institutional clients.
(6)	Except as otherwise indicated, the address of each of the executive officers and directors is APP Pharmaceuticals, Inc., 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173.
(7)	Includes 131,995,935 comprised of 75,302,211 shares of common stock held by Themba 2005 Trust I and Themba 2005 Trust II, of which Dr. Soon-Shiong is a protector; 13,218,112 shares of common stock held by certain grantor annuity trusts of which Dr. Soon-Shiong is the trustee and certain family members of Dr. Soon-Shiong are beneficiaries; 36,814,379 shares of common stock held by California Capital Limited Partnership, of which an entity controlled by Dr. Soon-Shiong is the general partner; 3,161,234 shares of common stock held by RSU Plan LLC, of which Dr. Soon-Shiong is a member; and 3,500,000 shares held by Themba Credit LLC, of which Dr. Soon-Shiong is the manager. Dr. Soon-Shiong disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in these entities.
(8)	Includes 425,000 shares of common stock subject to options that are currently exercisable. These options were converted into options to purchase shares of New Abraxis common stock following the Spin-Off.
(9)	The 3,500,000 shares held by Themba Credit LLC have been pledged.
(10)	Represents 8,750 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007. These options were converted into options to purchase shares of New Abraxis common stock following the Spin-Off.
(11)	Represents 22,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of October 31, 2007. These options were converted into options to purchase shares of New Abraxis common stock following the Spin-Off. Mr. Wendel served as our Executive Vice President of Corporate Operations prior to November 13, 2007, but resigned to take that same role at New Abraxis in connection with the Spin-Off.
(12)	Includes 8,750 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007.
(13)	Includes 114 shares of common stock held by his children. Mr. Maroun disclaims beneficial ownership of the shares held by his children.
(14)	Represents 25,000 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007. These options were converted into options to purchase shares of New Abraxis common stock following the Spin-Off. Mr. Montagner served as President of the Abraxis Oncology division prior to November 13, 2007, but resigned to take that same role at New Abraxis in connection with the Spin-Off.
(15)	Represents 2,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007.
(16)	Represents 2,500 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007.
(17)	See footnotes (8) through (16). Includes 495,214 shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days of November 13, 2007.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

We compensate our management through a combination of base salary, annual incentive bonuses and long-term equity-based awards which are designed to be competitive with those of comparable companies and to align executive performance with the long-term interests of our stockholders.

This section discusses the principles underlying our executive compensation policies and decisions and the most important factors relevant to an analysis of these policies and decisions. It provides qualitative information regarding the manner and context in which compensation is awarded to and earned by our executive officers and places in perspective the data presented in the tables and narrative that follow.

Our Compensation Committee

Our compensation committee approves all compensation and awards to executive officers, including the CEO, CFO and the other three executive officers named in the Summary Compensation Table below, all of whom we refer to as the named executive officers, or NEOs. The compensation committee’s membership is determined by our board of directors and is currently composed of two non-employee directors, both of whom are independent under SEC and Nasdaq rules.

The compensation committee generally meets quarterly to perform its duties and periodically approves and adopts, or makes recommendations to our board’s compensation decisions. The CEO, the Chief Administrative Officer/General Counsel, and the Vice President, Human Resources participate in the compensation committee meetings at the discretion of the committee. The compensation committee has the authority to delegate its responsibilities. Pursuant to this authority, the compensation committee has delegated to certain senior executives the authority to grant options to newly-hired non-executive officer employees based on prescribed limits. At times, the compensation committee engages compensation consultants to review our compensation practices and/or to compare the compensation of our executive officers to those of a comparative group.

The compensation committee meets outside the presence of our CEO to consider his compensation. In the past, other executive officers have presented data to the compensation committee regarding the compensation of CEOs of other comparative companies and have made recommendations regarding the compensation of the CEO. When determining the CEO’s base salary and annual cash incentive awards, the compensation committee reviews and assesses the CEO’s annual performance, the performance of the company, his importance to our operations, and the comparative compensation paid to other CEOs in a comparative group. In addition the compensation committee considered our CEO’s significant ownership in our company in determining his overall compensation. The compensation committee determined that equity awards would not be an effective incentive due to his large ownership percentage. Therefore, our CEO did not receive an equity award for his services in 2006, but instead the compensation committee increased the amount of his cash bonus by increasing his target bonus from 85% to 100%.

For all other executive officers, including our NEOs (other than the CEO), our CEO makes recommendations to the compensation committee with respect to the appropriate base salary, payments to be made under our annual cash incentive program and grants of long-term equity incentive awards for all executive officers, excluding himself. The annual performance of our executive officers is considered by the CEO and the compensation committee when making decisions on setting base salary, targets for and payments under our annual cash incentive plan and grants of long-term equity incentive awards. In determining the individual performance of our executive officers, the compensation committee reviews the overall performance of the company and the business unit in which executive participates, as well as any significant individual contributions. The compensation committee determines annually the specific target cash bonus amounts for each of our executive officers based on a percentage of his or her base salary, with the actual amount paid being based on the overall performance of the company. In addition, if the compensation committee determines in its discretion that the contribution of an individual executive officer is significant to the overall performance of the company or the business unit in which the executive participates, the compensation committee may make additional discretionary cash or equity award to such executive. When making the compensation decisions for executive officers, including our NEOs, the compensation committee also considers the importance of the position to us, the past salary history of the individual, the competitive landscape for the executive officer’s position and skill set and the contributions to be made by the executive officer to us.

The compensation committee reviewed all components of compensation paid to our executive officers, including base salary, target bonus, and long-term equity incentives. Based on this review, the compensation committee determined that the compensation paid to our executive officers is consistent with our compensation philosophy.

Compensation Philosophy

Our total compensation philosophy is to provide a combination of cash and equity awards, fixed versus variable compensation, and employee benefits for our NEOs, senior executives and other employees to:

•	provide competitive levels of compensation to enable us to attract, retain and motivate talented management personnel;

•	reward individuals for their contributions to our achievement of our business objectives; and

•	align the interests of management with the interests of our stockholders in order to maximize stockholder value.

Attracting and retaining talent. To attract and retain executives with the ability and experience necessary to lead us and deliver strong performance to our stockholders, the compensation committee approved targeting base salaries and annual cash incentive payments in 2006 at the 50th percentile of pharmaceutical companies with $1 billion in revenue, including Angiotech Pharmaceuticals, Inc., Endo Pharmaceuticals Holdings Inc., Millennium Pharmaceuticals, Inc. and Par Pharmaceutical Companies, Inc. We have chosen the 50th percentile because we believe it allows us to attract and retain talented executives as result of the anticipated growth of our business following our merger with American BioScience (“ABI”). The committee expected that management would consider these targets when making hiring and advancement decisions and that the compensation of existing executives would be adjusted over time. For each individual officer, we also consider our needs for that officer’s skill set, experience, the contribution that the officer has made or we believe will make, whether the executive officer’s skill set is easily transferable to other potential employers and the competitive landscape for the executive officer’s skill set and position because we believe that we compete with our peer group for executive talent.

Inspire teamwork and motivate superior performance. We use a combination of business unit goals and individual performance measures to inspire teamwork and motivate exceptional performance. Annual incentive compensation awards are based on the actual achievement of certain corporate and business unit performance goals, including certain business initiatives aimed at improving future earnings, which are determined by the management at the beginning of each year. The goals are set so that the attainment of the targets is not assured and requires significant effort by our executives.

Similarly, long-term awards are based on our overall and individual performance. Together, our annual and long-term incentive compensation programs are designed to:

•	Focus executives on measurements that encourage strong financial and operational performance to improve stockholder value;

•	Encourage the creation of stockholder value through the achievement of strategic objectives; and

•

Emphasize a performance-oriented compensation strategy that balances rewards for short-term and long-term results in which a significant portion of executive compensation is contingent on achieving company performance measures.

Aligning performance with stockholder interests. We seek to align the performance of our NEOs with stockholder interests through the grant of stock options and shares of restricted stock under our stock incentive plan. Because the price of our common stock is subject to external factors, we also tie annual incentive compensation to our financial, operational and individual performance. The stock options granted to our NEOs vest solely based on the passage of time. We believe that time-vested equity awards encourage long-term value creation and executive retention because executives can realize value from such rewards only if they remain employed by us until the awards vest. In addition, we use stock options because we believe that options will generate value to the recipient only if our stock price increases during the term of the option.

Elements of Executive Compensation

Our executive compensation program is designed to reflect the philosophy and objectives we have described above. The elements of executive pay are presented in the table below and discussed in more detail in the following paragraphs:

Component	Type of Payment	Purpose
Base Salary	Fixed annual cash payments with each executive eligible for annual increase.	Attract and retain talent.
Annual Performance Incentives	Performance-based annual cash payment.	Focus on company, business unit and individual goals.
Long-term Incentives	Stock option and restricted stock awards.	Align individual and business unit performance with interests of stockholders.
Health and Welfare Benefits	Fixed and available to all employees.	Attract and retain talent. Equitable pay.

We view the base salary, incentive bonus and benefit components of compensation as related and designed to reward executives on an annual basis, while we make determinations regarding long-term incentives with a longer time horizon than we do with the salary, bonus and benefit components. We determine the appropriate level for each compensation component based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency and other considerations we deem relevant, such as rewarding extraordinary performance or unique accomplishments. We make our salary and annual bonus decisions so that we can remain competitive with our peers.

Except as described below, our compensation committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation or among different forms of non-cash compensation. While our compensation committee does not make use of any formulaic policies that state any specific percentage mix of base, bonus, benefits and equity as part of total compensation, our compensation committee considers all of these elements when making specific compensation decisions.

Base Salaries. The base salaries of executive officers, including our NEOs, are reviewed annually and may be adjusted by the compensation committee in accordance with certain criteria which include individual performance, the functions performed by the officer, the scope of the officer’s on-going duties, general changes in the compensation peer group in which we compete for executive talent and our general financial performance. The weight given each such factor by the compensation committee may vary from individual to individual.

Following our merger with ABI in 2006, our compensation committee engaged Towers Perrin as a consultant to review our compensation practices and to compare the relative compensation paid to 25 of our senior management, including our NEOs, with the compensation paid by other pharmaceutical companies with revenues of $500 million and $1 billion. Towers Perrin noted that our total cash compensation prior to the merger with ABI was between the 25 th and 50 th percentile of pharmaceutical companies with revenues of $500 million. After considering the effect of the merger on the size of our company, our expected growth and our compensation philosophy, and based on the recommendation of Towers Perrin, our compensation committee recommended that we target our compensation philosophy of targeting base salaries and cash incentive compensation in the 50 th percentile of pharmaceutical companies with revenues of $1 billion because we compete for executive talent with this group.

In addition, on December 12, 2006, we entered into retention agreements with several of our officers and other employees which increased their base salary. We also gave these executives and employees’ cash bonuses that are payable over a period of one year and restricted stock unit grants that vest over a two year period. We believe that these agreements will help us to retain these persons in their positions.

The base salaries paid to our NEOs in 2006 are set forth below in the Summary Compensation Table. For 2006, base salary cash compensation for our NEOs was approximately $2.4 million, with our CEO receiving approximately $0.7 million. We believe that the salaries paid achieved our objectives and were consistent with the compensation philosophy of the compensation committee.

Bonuses. The compensation committee believes that periodic bonus awards can serve to motivate the executive officers to achieve annual performance goals, using more immediate measures for performance than those reflected in the appreciation in value of stock options.

In 2006, the compensation committee established a corporate bonus plan (the “2006 Bonus Plan”) to reward our employees and executives for assisting us to achieve our goals of increasing stockholder value and continued growth of the company’s operations. Under the 2006 Bonus Plan, the target performance goals were based on meeting certain corporate performance objectives, individual contributions and business unit successes. The corporate performance objectives were based on our meeting the following equally-weighted budgeted criteria: adjusted EBITDA of $273.7 million, adjusted gross profit of $485.3 million and net sales of $813.8 million. Adjusted EBITDA was calculated as net income excluding the impact of depreciation and amortization, interest expense net of interest income, income tax expense, stock-based compensation expense, merger costs, merger related in-process research and development charge and minority interests and adjusted gross profit was calculated as gross profit excluding the impact of amortization and merger related costs. The goals were set so that the attainment of the targets was not assured and required significant effort by our executives. Cash incentive payments under the 2006 Bonus Plan require satisfaction of a minimum of 70% of the corporate performance goals. Cash incentive payments under the 2006 Bonus Plan increase until a maximum of 130% of the corporate performance objectives are obtained. The corporate performance factor is then multiplied by the percentage of the individual employee’s bonus target that has been achieved to determine that employee’s cash incentive payment. The ratio of the individual and business unit components for an individual employee’s bonus target is based on the employee’s position with the company. The bonus targets of our NEOs are determined by the compensation committee in its discretion. In addition, the compensation committee retained the discretion to change the outcome of the annual cash incentive calculation. We currently do not have a formal policy that would adjust or recover any bonus amounts previously paid to our executive officers if the corporate performance objectives upon which these payments are based are subsequently restated or otherwise adjusted in a manner that would have reduced the size of the bonus amount.

At its February 2007 meeting, the compensation committee determined that the corporate performance factor for the 2006 Bonus Plan was 94%; however, the compensation committee elected to exercise its discretion to increase this factor to 100% due to the strong performance in the APP segment. In addition, the compensation committee authorized a discretionary bonus pool to the CEO to allocate and distribute additional cash bonuses to high performing employees, none of which were allocated to any of our executive officers. In addition, at this meeting the compensation committee agreed to award a cash incentive payment to our CEO equal to 100% of his base salary rate at December 31, 2006, or $830,000, an increase from his target bonus of 85% of base salary. The compensation committee made this decision after determining not to make an equity award to the CEO for 2006 due to the CEO’s significant ownership percentage in the company. In making this decision, the compensation committee also reviewed our business achievements in 2006, including the closing of our merger with ABI and the successful integration of our operations with that of ABI, the building of a high-quality management team, the completion of the co-promotion agreement with AstraZeneca, the acquisition of the products from AstraZeneca, the filing of the regulatory approvals for Abraxane in Europe and the filing of Investigational New Drug (IND) applications and ANDAs.

At its July 2007 meeting, the compensation committee approved the cash bonus awards for our executive officers under the 2006 Bonus Plan. Each of our executive officers received a cash bonus award equal to 100% of their target bonuses. In addition, the compensation committee awarded Lisa Gopala, our CFO, a discretionary award in the amount of $125,000 in recognition of her significant effort in integrating ABI’s financial system post-merger and an additional cash award of $200,000 in connection with her efforts in 2007 in connection with financial matters related to the proposed spin-off of our proprietary pharmaceutical products division. The compensation committee also approved an additional discretionary cash bonus of $100,000 to Dr. Soon-Shiong for his efforts in integrating the operations of ABI with the company.

Except for Dr. Soon-Shiong, the 2006 target bonuses for each of our named executive officers were determined primarily through negotiations with each of these officers when they joined either the company or ABI prior to the merger. Each of the employment agreements with Lisa Gopala and Carlo Montagner provided for a target bonus for 2006 of 50% of base salary. Richard Maroun’s arrangement with ABI prior to the merger provided that he would be entitled to a target bonus of 100% of his ABI base salary; however, the compensation committee changed this percentage to 50% to be consistent with the arrangements with Ms. Gopala and Mr. Montagner, as well as to adjust for the increase in his base salary post-merger. Mr. Wendel’s bonus target was established at the time of his employment to be 40% of his base salary. Dr. Soon-Shiong’s target bonus was determined by the compensation committee following its review of the recommendations of Tower Perrin.

Long-Term Incentives. The compensation committee believes that stock ownership by management is beneficial in aligning management and stockholder interests, thereby enhancing stockholder value. Stock options may be granted to management including the executive officers and other employees under our stock incentive plan, which is currently administered by the board of directors through the compensation committee. The compensation committee advises the board of directors with respect to, and approves all option grants made to, our executive officers. Because of the direct relationship between the value of an option and the stock price, the compensation committee believes that options motivate the executive officers to manage our business in a manner that is consistent with stockholder interests. Stock option grants are intended to focus the attention of the recipient on our long-term performance which we believe results in improved stockholder value, and to retain the services of the executive officers in a competitive job market by providing significant long-term earnings potential. To this end, stock options generally vest and become fully exercisable over a four-year period. However, under our stock incentive plan, options may be granted with differing vesting periods. The principal factors considered in granting stock options to our executive officers are prior performance, level of responsibility, other compensation and the officer’s ability to influence our long-term growth and profitability. However, our option plans do not provide any quantitative method for weighting these factors, and the compensation committee’s decisions with respect to grant awards are primarily based upon subjective evaluations of the past as well as future anticipated performance.

Our compensation committee has delegated to certain senior executives the authority to make grants of stock options to newly-hired employees who are not executive officers based on the employee’s grade. The awards can be made under this authorization once per month, which is the last trading day immediately preceding the last day of each month. Stock options granted to newly-hired executive officers or other employees above a specified grade are made by the compensation committee at its quarterly meeting or at other special meetings. Management recommends to the compensation committee the annual grants of options to be made to our employees, including NEOs, typically at the committee’s first quarterly meeting of each year. At its February 2007 meeting, the compensation committee did not make any annual grants to our employees, including our

NEOs, and instead requested additional information from management. If the compensation committee meeting at which annual grants are approved is held within 10 days before we are scheduled to release our earnings, then all such annual grants shall be granted 2 business days following the release of earnings. Under the guidelines established by the compensation committee, the exercise price for all options must be equal to the closing price of our common stock on the date of grant.

Health and Welfare Benefits. We have adopted certain general employee benefit plans in which the executive officers are permitted to participate on parity with other employees. We also provide a 401(k) deferred compensation plan, pursuant to which we currently make contributions of 3% of employees’ compensation. We believe that the benefit from these plans assist us to attract and retain talented executives.

Other Executive Benefits and Perquisites

We also provide certain benefits and perquisites to executive officers. These benefits and perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time, in return allowing greater focus on our business activities. In addition, to maximize the time that our CEO, Dr. Soon-Shiong, spends on our business, and for safety and security reasons, we require Dr. Soon-Shiong to use our aircraft for both business and personal travel. More detail on these benefits and perquisites may be found in the narrative following the Summary Compensation Table below.

Post-Termination Compensation

Certain executive officers have agreements that provide for payments upon certain terminations of their employments under certain circumstances. We believe that these provisions helped us to attract and retain these persons for their positions. Our severance provisions for the NEOs are summarized in “Agreements with our NEOs” and “Payments Upon Termination” below.

Impact of Regulatory Requirements on Compensation

Deductibility of Compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a publicly-held corporation of compensation in excess of $1 million paid to the CEO or any other of its four most highly compensated executive officers, unless that compensation is “performance-based compensation” as defined by the Internal Revenue Code. The compensation committee considers deductibility under Section 162(m) with respect to other compensation arrangements with executive officers. However, the compensation committee and the board believe that it is in our best interest that the compensation committee retain its flexibility and discretion to make compensation awards, whether or not deductible, in order to foster achievement of performance goals established by the compensation committee as well as other corporate goals that the compensation committee deems important to our success, such as encouraging employee retention and rewarding achievement.

Accounting for Stock-Based Compensation. Beginning in the first quarter of 2006, we began accounting for stock-based payments in accordance with the requirements of SFAS 123(R) using the modified retrospective approach. Under this approach, the fair value of stock-based employee compensation was recorded as an expense in the current year.

Nonqualified Deferred Compensation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. We believe we are in compliance with the statutory provisions which were effective January 1, 2005.

Summary Compensation Table

The following table sets forth information regarding the compensation of our chief executive officer, our chief financial officer and our three other highest paid executive officers for the year ended December 31, 2006. We refer to these individuals as our “named executive officers” or “NEOs.”

Name and Principal Position	Year	Salary (1)($)	Bonus (2)($)	Stock Awards (3)($)	Option Awards (4)($)	Non-Equity Incentive Plan Compensation (5)($)	All Other Compensation (6)($)	Total ($)
Patrick Soon-Shiong Chairman of the Board and Chief Executive Officer	2006	692,885	100,000	41,283	306,605	830,000	769,828	2,740,601

Lisa Gopalakrishnan Executive Vice President and Chief Financial Officer	2006	169,231	225,000	—	39,397	100,000	—	533,628

Ronald Pauli Former Chief Financial Officer(7)	2006	121,363	—	—	89,544	—	—	210,907

Nicole Williams Former Executive Vice President and Chief Financial Officer(8)	2006	155,988	—	—	259,309	—	—	415,297

Richard Maroun Chief Administrative Officer and General Counsel	2006	350,000	—	1,284,406	65,389	225,000	—	1,924,795

Bruce Wendel Former Executive Vice President of Corporate Development(9)	2006	309,246	—	—	144,316	150,000	302,879	906,441

Carlo Montagner Former President Abraxis Oncology Division(10)	2006	623,077	275,000	—	93,415	337,500	74,281	1,403,773

(1)	The salaries for Mr. Maroun and Mr. Montagner include amounts paid by ABI prior to our merger. ABI paid $58,462 to Mr. Maroun and $155,769 to Mr. Montagner.
(2)	The annual cash incentive award that is paid to the executive officers is reflected under the Non-Equity Incentive Plan Compensation column. The bonus amount paid to Ms. Gopalakrishnan represents a signing bonus of $100,000 and a discretionary bonus of $125,000 for her efforts in integrating the financial systems of the two companies post-merger. The bonus paid to Mr. Montagner represents a signing bonus that was paid by American BioScience prior to the closing of the merger with APP.
(3)	The amount shown in this column reflects the compensation expense for outstanding restricted stock awards held by the NEOs recognized by us in 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The stock award for Mr. Maroun related to a restricted stock unit that he was granted by American BioScience that we assumed in connection with the merger. There were no forfeitures by the NEOs in 2006. The restricted stock awards for which this expense is shown in the Summary Compensation Table (“SCT”) also includes awards granted in 2003 and 2006 for which we recognized expense in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K. In connection with the Spin-Off, equity awards were converted into equity of our company or New Abraxis depending on which company the individual became employed following the Spin-Off.
(4)

The amount shown in this column reflects the compensation expense for outstanding options held by the NEOs recognized by us in 2006 in accordance with SFAS 123R, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. Options to purchase 51,070 that were granted to

Nicole Williams and options to purchase 16,000 granted to Ronald Pauli expired in 2006. The stock option awards for which this expense is shown in the SCT also includes awards granted in 2002, 2003, 2004 and 2005 for which we continued to recognize expense in 2006. A discussion of the assumptions used in calculating the compensation cost is set forth in Note 12 to the Notes to our consolidated financial statements included in our Annual Report on Form 10-K. In connection with the Spin-Off, equity awards were converted into equity of our company or New Abraxis depending on which company the individual became employed following the Spin-Off.

(5)	The amount shown in this column represents the annual cash incentive award earned under the 2006 Management Incentive Compensation Program, based on our achievement of our budgeted goals of EBITDA, gross sales and gross profit, as well as the executive’s individual and business unit performance.
(6)	The table below provides the aggregate incremental cost of the components of the Other Annual Compensation provided by or paid for by us for the personal benefit of the NEOs to the extent that such NEO received Other Annual Compensation in excess of $10,000 in 2006.

	Other Annual Compensation ($)
	Dr. Soon-Shiong	Mr. Wendel	Mr. Montagner
Personal Use of Aircraft(a)	34,739	—	—
Security(b)	727,199	—	—
Company Provided Housing(c)	—	—	65,000
Relocation Expenses(d)	—	295,072	9,281
Other	7,890	7,807	—

Total:	769,828	302,879	74,281

(a)	For security and management efficiency reasons, certain of our executive officers travel on our private aircraft primarily for business-related matters. The methodology that we use to calculate our incremental direct operating cost for an officer’s personal use of the aircraft is based on the cost of fuel, trip-related airport fees, and pilot meals and lodging. Since the aircraft is primarily used for business travel, the methodology excludes the fixed costs which do not change based on the usage of the aircraft (such as pilot salaries) and non-trip related hanger and maintenance expenses.
(b)	For security-related reasons, we provide Dr. Soon-Shiong with the use of cars, security drivers, security systems for his residences, and personal and family security services.
(c)	Mr. Montagner was provided the use of a house that is owned by us. The amount reflected represented the value of the housing provided by us.
(d)	We provided for relocation expenses that were incurred by Mr. Wendel and Mr. Montagner pursuant to the terms of their employment agreements.
(7)	Mr. Pauli served as our interim Chief Financial Officer from June 1, 2006 through August 18, 2006.
(8)	Ms. Williams served as our Executive Vice President and Chief Financial Officer until May 31, 2006.
(9)	Mr. Wendel served as our Executive Vice President of Corporate Development through November 13, 2007.
(10)	Mr. Montagner served as our President of Abraxis Oncology Division until November 13, 2007.

Grants of Plan-Based Awards Table

The following table sets forth information regarding the grants of annual cash incentive compensation, stock options and restricted stock to our NEOs in the year ended December 31, 2006. In connection with the Spin-Off, equity awards were converted into equity of our company or New Abraxis depending on which company the individual became employed following the Spin-Off.

Name	Grant Date	Estimate Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)(#)	All Other Option Awards: Number of Securities Underlying Options (2)(#)	Exercise or Base Price of Option Awards (3)($/sh)	Grant Date Fair Value of Stock and Option Awards(4) (4)($)
		Threshold ($)	Target ($)	Maximum ($)
Patrick Soon-Shiong	—	493,850	705,500	917,150	—	—	—	—

Lisa Gopalakrishnan	—	140,000	200,000	260,000	—	—	—	—
	8/1/06	—	—	—	—	35,000	20.07	375,900

Richard Maroun	—	157,500	225,000	292,500	—	—	—	—
	4/18/06	—	—	—	176,866	—	—	5,000,000
	5/19/06	—	—	—	—	35,000	29.97	421,750

Bruce Wendel	—	75,600	108,000	140,400	—	—	—	—
	4/17/06	—	—	—	—	10,000	30.56	148,500
	5/21/06	—	—	—	—	5,000	29.97	60,250

Carlo Montagner	—	236,250	337,500	438,750	—	—	—	—
	5/19/06	—	—	—	—	50,000	29.97	602,500

(1)	These columns show the range of awards under our 2006 Corporate Bonus Program, which is described in the section “Bonuses” in the Compensation Discussion and Analysis. The “threshold” column represents the minimum payout for the performance metrics under the Management Cash Incentive Program assuming that the minimum level of performance is attained. The “target” column represents the amount payable if the performance metrics are reached. The “maximum” column represents the maximum payout for the performance metrics under the 2006 Corporate Bonus Program assuming that the maximum level of performance is attained.
(2)	These columns show the awards under the 2001 Stock Incentive Plan as described in the section “Long-Term Incentives” in the Compensation Discussion and Analysis as well as grants of restricted units under the Restricted Unit Plan II that we assumed from ABI. The dollar amount recognized by us for theses awards is shown in the Summary Compensation Table in the columns entitled “Stock Awards” and “Option Awards”, respectively, and their valuation assumptions are referenced in footnotes 3 and 4, respectively, of that table.
(3)	The exercise price per share is the closing price of our common stock on the Nasdaq at the date of the option grant.
(4)	The amount shown in this column represents the total grant date fair value of the awards computed in accordance with SFAS 123R. See Note 12 to the Notes to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the valuation assumptions used in determining the grant date fair value of stock and option grants.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards of our NEOs as of December 31, 2006. In connection with the Spin-Off, equity awards were converted into equity of our company or New Abraxis depending on which company the individual became employed following the Spin-Off.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Patrick Soon-Shiong	187,500				2.67	3/15/10	1,875	(4)	$51,263
	202,500				4.00	3/8/11
	3,278	3,278	(1)		29.75	11/18/14
	6,722	6,722	(1)		32.73	11/18/09
	10,000	27,837	(2)		46.23	2/16/15
		2,163	(3)		50.85	2/16/10

Lisa Gopalakrishnan		35,000	(5)		20.07	8/1/16

Richard Maroun		35,000	(6)		29.97	5/19/16				176,866	(7)	$5,000,000

Bruce Wendel		12,500	(8)		27.89	8/9/14
	12,500	7,500	(6)		30.56	4/17/16
	2,500	5,000	(6)		29.97	5/21/16

Carlo Montagner	12,500	37,500	(9)		29.97	5/19/16

(1)	Stock options which vests in four equal annual installments beginning on 11/18/05.
(2)	Stock option of which 10,000 shares vests on 2/16/06, 2/16/07 and 2/16/08 and 7,837 shares vests on 2/16/09.
(3)	Stock option that vests on 2/16/09.
(4)	Restricted Stock that vests on 2/25/07.
(5)	Stock options which vests in four equal annual installments beginning on 8/1/07.
(6)	Stock option which vests in four equal annual installments beginning on 5/21/07.
(7)	Restricted unit grant which was issued under the Restricted Unit Plan II that APP assumed from American BioScience in connection with the merger that vests in two equal installments on April 18, 2008 and April 18, 2010.
(8)	Stock option which vests in four equal annual installments beginning on 8/9/06.
(9)	Stock option which vests in four equal annual installments beginning on 8/9/06.

Option Exercises and Stock Vested

The following table reflects the aggregate value realized by the NEOs for the exercise of options to purchase common stock and for restricted stock that vested in 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Patrick Soon-Shiong	—	—	5,625	$174,937

Ronald E. Pauli	10,000	$122,096
	3,000	$40,350
	2,000	$29,900
	5,500	$78,257
	2,000	$32,900
	748	$2,109
	1,252	$3,530

Nicole Williams	290	$594
	3,640	$7,093
	12,000	$179,816
	33,000	$494,495

AGREEMENTS WITH OUR NEOs

The following is a description of selected terms of the agreements that we have entered into with our NEOs, as such terms relate to the compensation reported and described in the “Compensation Discussion and Analysis” section above.

Employment Agreement with Carlo Montagner

Under the terms of our agreement with Mr. Montagner, he receives an annual base salary of $675,000, subject to annual review by our board of directors or compensation committee in accordance with established practices, and is eligible to participate in our bonus plan designed for other executive officers. Mr. Montagner’s bonus target was 50% of his base salary for 2006. In addition, consistent with the terms of the agreement, Mr. Montagner received an option to purchase 50,000 shares of our common stock on May 19, 2006 with an exercise price of $29.97. This option will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date. The agreement also provides that Mr. Montagner will be paid $400,000 in cash and/or our common stock in four equal annual installments provided that Mr. Montagner is employed by us upon the date of each annual installment payment. The first payment of $100,000 was made in the first quarter of 2007 in cash. Mr. Montagner was also entitled to reimbursement of relocation expenses.

Employment Agreement with Lisa Gopalakrishnan (Gopala)

Under the terms of the agreement with Ms. Gopala, she receives an annual base salary of $400,000, subject to annual review by our board of directors and compensation committee, and will be eligible to participate in our bonus plan designed for other executive officers. Pursuant to the terms of Ms. Gopala’s agreement, her bonus target was 50% of her base salary for 2006. In addition, Ms. Gopala received an option to purchase 35,000 shares of our common stock on August 1, 2006 with an exercise price of $20.07. This option will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date. Ms. Gopala also received a signing bonus payment of $100,000. If Ms. Gopala voluntarily terminates her employment during her first year of employment, she has agreed to repay the signing bonus.

PAYMENTS UPON TERMINATION

This section describes the payments and benefits that certain of our named executive officers would have been entitled to had their employment been terminated under the circumstances described below on December 31, 2006. In this section, the value associated with the acceleration of equity compensation is based on the closing market price of a share of our common stock as of December 29, 2006 minus the exercise price. On December 29, 2006, the closing market price of our common stock was $27.34. The amounts also include those amounts that the executive earned through that time and estimated amounts that would be paid out upon termination. The actual payments to the executive can only be determined at the actual time of termination.

Lisa Gopala

If Ms. Gopala employment is terminated by us without cause, by her for good reason, or she is terminated within 12 months following a change of control, she would be entitled to receive (in addition to her salary up to the termination date and post-termination benefits under company benefit plans) continuation of salary based on her then-current base salary and a bonus amount (calculated based on prior bonuses paid) for an eighteen month period after such termination. In addition, the vesting of the stock options that Ms. Gopala received in connection with her employment agreement would accelerate for an additional eighteen months following the termination date.

For purposes of this agreement, the term “cause” includes

•	a material breach of the agreement,

•	the failure of the executive to substantially perform her duties which continues for 20 days following notice,

•	the commission of a crime involving dishonesty or moral turpitude, gross negligence or willful misconduct in the performance of duties, or

•	she engages in conduct that is materially injurious to the company.

The term “good reason” includes the occurrence any of the following without her express consent:

•	a material adverse change to her overall status and responsibility in our company,

•	she is required to based at any place outside of fifty (50) miles from our current principal office;

•	a reduction in her base salary or benefits; or

•	any failure by the successor to the Company to assume and agree to perform the company’s obligations hereunder

The term “change of control” includes a transaction in which either our stockholder immediately prior to such transaction ceases to hold more than fifty percent (50%) of our voting capital stock or we sell substantially all of our assets to a third party.

Our obligations to make the continuing payments and the acceleration of the vesting of her options are conditioned upon Ms. Gopala agreeing not to compete with our business for a period of eighteen months following the termination date and agreeing not to solicit our employees to be employed by any competitor during that period. If Ms. Gopala fails to perform these covenants, then we are entitled to cease making the continuation payments in addition to other rights that we may have.

If Ms. Gopala had been terminated by us without cause, by her for good reason, or if a change of control had occurred and she had been terminated as of December 31, 2006, she would have been entitled to an amount of payments totaling $810,558. This amount is comprised of $600,000 representing payments of her base salary for the eighteen months following the termination date, $83,333 as the bonus amount, plus $127,225 representing the excess of the fair market value of the options that would have vested as result of the termination over the option exercise price.

Carlo Montagner

If Mr. Montagner’s employment is terminated by us without cause, he would be entitled to receive (in addition to his salary up to the termination date and post-termination benefits under company benefit plans) continuation of salary based on his then-current base salary and a bonus calculated based on prior bonuses paid) for a twenty-four month period after such termination. In addition, the vesting of the stock option that Mr. Montagner received in connection with his employment agreement would accelerate for an additional twenty-four months following the termination date.

For purposes of this agreement, the term “cause” includes

•	a material breach of the agreement,

•	the failure of the executive to substantially perform her duties which continues for 20 days following notice,

•	the commission of a crime involving dishonesty or moral turpitude, gross negligence or willful misconduct in the performance of duties, or

•	he engages in conduct that is materially injurious to the company.

Our obligations to make the continuing payments and the acceleration of vesting of his options is conditioned upon Mr. Montagner agreeing not to compete with our business for a period of two years following the termination date and agreeing not to solicit our employees to be employed by any competitor during that period. If Mr. Montagner fails to perform these covenants, then we are entitled to cease making the continuation payments in addition to other rights that we may have.

If Mr. Montagner had been terminated by us without cause as of December 31, 2006, he would have been entitled to an estimated amount of payments totaling $1,687,500. This amount is comprised of $1,350,000 representing payments of his base salary for two years following the termination date and his target bonus amount of $337,500. The exercise price of the accelerated options exceeded the closing price as of December 29, 2006, and therefore no value was attributed to those options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of certain transactions and relationships entered into or existing during the fiscal year ended December 31, 2006 between us and certain affiliated parties. Our audit committee has the authority to review and to approve all related party transactions. It is our practice to have all related party transactions approved by either by our audit committee or an independent committee of the board. We believe that the terms of such transactions were no less favorable to us than could have been obtained from an unaffiliated party.

Services provided by Sitrick and Company

From time to time, we engaged Sitrick and Company to provide public relations services for us. Michael Sitrick, a director, is the majority owner of Sitrick and Company. During the year ended December 31, 2006, we paid Sitrick and Company a total of $143,857 for these services.

Retention Agreements

Under the terms of our retention agreement with Thomas Silberg, the president of our Abraxis Pharmaceutical Products division, Mr. Silberg received an increase of his base salary to $400,000 as of September 8, 2006, which may be adjusted in the discretion of our board or compensation committee. Mr. Silberg also received a cash retention bonus of $200,000, which was payable as follows: 10% on December 12, 2006, 15% on July 30, 2007, and the balance on November 20, 2007. Mr. Silberg also received a grant of restricted stock units that was valued at $600,000 as of the date of grant (or 21,740 shares of our common stock) which vested as to 10% on December 12, 2006 (the date of grant) and the remainder vests as follows: 40% of the shares on July 30, 2007, 25% of the shares on November 20, 2007, and the balance on November 20, 2008.

If Mr. Silberg’s employment is terminated by us following a change of control prior to November 20, 2008 other than for cause or by reason of disability, he would be entitled to receive as severance pay two times such executive’s base salary. The severance pay will be payable in equal installment through the second anniversary of his termination. In connection with his retention agreement, Mr. Silberg agreed that during his employment and for 12 months thereafter that he would not be employed by or participate in the ownership of an enterprise that is engaged in the generic injectable pharmaceutical industry. He also agreed that during this period he would not solicit our employees or customers.

Under the terms of our retention agreement with Frank Harmon, our chief operating officer and executive vice president of Abraxis Pharmaceutical Products division, Mr. Harmon received an increase of his base salary to $375,000 as of September 8, 2006, which may be adjusted in the discretion of our board or compensation committee. Mr. Harmon also received a cash retention bonus of $187,500, which is payable as follows: 10% on December 12, 2006, 15% on July 30, 2007, and the balance on November 20, 2007. Mr. Harmon also received a grant of restricted stock units that was valued at $562,500 as of the date of grant (or 20,381 shares of our common stock), which vested as to 10% on December 12, 2006 (the date of grant) and the remainder vests as follows: 40% of the shares on July 30, 2007, 25% of the shares on November 20, 2007, and the balance on November 20, 2008.

If Mr. Harmon’s employment is terminated by us following a change of control prior to November 20, 2008 other than for cause or by reason of disability, such executive shall be entitled to receive as severance pay two times his base salary. The severance pay would be payable in equal installments through the second anniversary of his termination. In connection with his retention agreement, Mr. Harmon agreed that during his employment and for 12 months thereafter that he would not be employed by or participate in the ownership of an enterprise that is engaged in the generic injectable pharmaceutical industry. He also agreed that during this period he would not solicit our employees or customers.

Other

Our chief executive officer entered into an agreement on June 23, 2006 for the purchase of an aircraft for $46.5 million which was subsequently assigned to us. On August 1, 2006, our board ratified the purchase.

From time to time, we purchase active pharmaceutical ingredients (API) from Interchem Corporation. Joseph M. Pizza, a nominee for director, is the president and chief executive officer of Interchem. In 2006, we purchased approximately $23.8 million of API from Interchem.

We entered into employment agreements with Carlo Montanger and Lisa Gopala. See the discussion of these agreements under “Agreements with our NEOs” and “Payments upon Termination” above.

STOCK PERFORMANCE GRAPH

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following graph shall not be deemed to be incorporated by reference into any such filings.

The following graph compares the percentage change in the cumulative total stockholder return on our common stock as compared with the NASDAQ Pharmaceutical Index and the NASDAQ stock market (U.S. Index). The comparison assumes an investment of $100 on December 13, 2001 (the date of our initial public offering) in our common stock and in each of the foregoing indices, and assumes reinvestment of dividends, of which we paid none. The stock performance shown on the graph below is not necessarily indicative of future price performance.

APP Pharmaceuticals, Inc.

NASDAQ Pharmaceutical Index

NASDAQ Stock Market (U.S. Index)

STOCKHOLDER PROPOSALS

Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice therefor in writing to our Secretary. To be timely for the 2008 Annual Meeting, a stockholder’s notice must have been delivered to or mailed and received by our Secretary at our principal executive offices no earlier than thirty (30) days and no later than sixty (60) days prior to the one year anniversary from the first date of mailing of these proxy materials (or the date on which we mail our proxy materials for the 2008 annual meeting of the stockholders if the date of the 2008 annual meeting is changed more than 30 days from the prior year). A stockholder’s written notice to the Secretary must set forth: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of the stockholder proposing such business, (iii) the class and number of shares which are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business.

Requirements for Stockholder Proposals to be Considered for Inclusion in the Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and intended to be presented at the 2008 annual meeting of stockholders must be received by us at out principal executive offices no later than 120 days prior to the one year anniversary from the first date of mailing of these proxy materials in order to be considered for inclusion in our proxy materials for the 2008 annual meeting of stockholders. In the event, however, that the 2008 annual meeting is held earlier than December 19, 2007, then the deadline shall be a reasonable time before we begin to print and mail our proxy materials for the 2008 annual meeting. Stockholders submitting proposals to be considered for inclusion in the proxy materials for stockholders’ meetings must demonstrate eligibility under SEC Rule 14a-8, and may submit no more than one proposal, which shall not exceed 500 words in length including any accompanying supporting statement, for each stockholder meeting.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file reports of ownership and changes in ownership of our common stock. Reporting Persons are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received or written representations from the Reporting Persons, we believe that during the fiscal year ended December 31, 2006 all Reporting Persons complied with these filing requirements on a timely basis, except that each of Sir Richard Sykes, Dr. Stephen Nimer and Lisa Gopala filed one Form 4 late each reporting one transaction.

Code of Ethics

We have adopted a code of ethics which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and all persons performing similar functions. In addition, all employees, at a vice president level or above, certify compliance with the Code of Business Conduct on an annual basis. Our Code of Business Conduct was filed as an exhibit to our 2006 Annual Report on Form 10-K. Our Code of Business Conduct may also be viewed at our website at www.apppharma.com. The information contained on our website is not intended to be, nor shall it be incorporated by reference into, this filing.

Our audit committee has reviewed and approved policies and procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and (b) the confidential and anonymous submission by our employees, of concerns regarding questionable accounting or auditing matters. These procedures are described in our Code of Business Conduct under the heading “Reporting Procedures and Other Inquiries.”

Insider Trading Policy

Our insider trading policy prohibits all employees and certain of their family members from purchasing or selling any type of security, whether the issuer of that security is our company or any other company, while aware of material, non-public information relating to the issuer of the security or from providing such material, non-public information to any person who may trade while aware of such information. The insider trading policy also prohibits employees from engaging in short sales with respect to our securities, purchasing or pledging our stock on margin and entering into derivative or similar transactions (i.e., puts, calls, options, forward contracts, collars, swaps or exchange agreements) with respect to our securities. We also have procedures that require trades by executive officers to be pre-cleared by the general counsel.

Other Matters

Our board of directors knows of no other business which will be presented at the 2007 Annual Meeting. If any other business is properly brought before the 2007 Annual Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgments of the persons voting the proxies.

It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to submit a proxy by returning the accompanying proxy card in the enclosed envelope.

We have furnished our financial statements to stockholders in our 2006 Annual Report which accompanies this proxy statement. The 2006 Annual Report contains a complete copy of our Form 10-K for the year ended December 31, 2006. In addition, we will provide, for a fee, upon written request by any stockholder, copies of exhibits to the Form 10-K. Requests for copies of such exhibits should be addressed to our Corporate Secretary, 1501 East Woodfield Road, Suite 300 East, Schaumburg, IL 60173.

FORM 10-K ANNUAL REPORT

UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, APP PHARMACEUTICALS, INC., 1501 EAST WOODFIELD ROAD, SUITE 300 EAST, SCHAUMBURG, IL 60173, WE WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE 2006 ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH.

By Order of the Board of Directors,

Patrick Soon-Shiong, M.D.

Chairman and Chief Executive Officer

Los Angeles, California

December 7, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

APP PHARMACEUTICALS, INC.

ANNUAL MEETING OF STOCKHOLDERS

December 19, 2007

The undersigned hereby appoints Patrick Soon-Shiong and Richard Maroun, or either of them, each with the power of substitution, and hereby authorizes each of them to represent and to vote as designated below all of the shares of common stock of APP Pharmaceuticals, Inc. that the undersigned is entitled to vote at the 2007 Annual Meeting of Stockholders to be held at 11 a.m., Pacific Standard Time on December 19, 2007 at the Fairmont Miramar Hotel located at 101 Wilshire Boulevard, Santa Monica, California 90401, or any adjournment or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND “FOR” PROPOSAL NO. 2.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

ê Please Detach and Mail in the Envelope Provided ê

A	☒	Please mark your votes as indicated in this example.

		FOR ALL NOMINEES	WITHHOLD ALL NOMINEES
1.	Election of Directors. The Board of Directors recommends a vote for election of the nominees listed at right:	☐	☐	Nominees: (1) Patrick Soon-Shiong, M.D. (2) Michael D. Blaszyk (3) Michael Sitrick (4) Joseph M. Pizza (5) Krishna Gopala (6) Stuart DePina
WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE. WRITE NUMBER(S) OF NOMINEE(S) BELOW. USE NUMBER ONLY					FOR	AGAINST	ABSTAIN

2.	Ratification of Appointment of Auditors. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the company for the fiscal year ending December 31, 2007.				☐	☐	☐

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

SIGNATURE(S)	DATE: , 2007

NOTE:	Please sign as or on behalf of the stockholder whose name appears on this proxy card. If shares are held jointly, each person should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.